EXHIBIT 23

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference,

         (a)      In  the  Registration   Statement  (Form  S-8,  No.  33-14771)
                  pertaining to Journal Employees' Stock Trust and in the related prospectus, and

         (b) In the Registration Statement (Form S-8, No. 333-15669) pertaining to Journal Communications, Inc. Employees' Stock Trust submitted to the Securities and Exchange Commission for filing on November 5, 1996 with respect to 1,500,000 units of beneficial interest in said trust, and in the related prospectus of our report dated January 29, 1999 with respect to the consolidated financial statements of Journal Employees' Stock Trust included in this Annual Report (Form 10-K) for the year ended December 31, 1998.


                                      ERNST & YOUNG LLP



Milwaukee, Wisconsin
March 26, 1999